Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Kelly Hamor
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	Hamor@formulapr.com

CYMER REPORTS SECOND QUARTER 2010 OPERATING RESULTS

SAN DIEGO, Calif., July 22, 2010 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the second quarter ended June 30, 2010.

For the second quarter of 2010:

•

net income totaled $21,212,000 equal to $0.70 per share (diluted), compared to net income of $525,000, equal to $0.02 per share (diluted) in the second quarter of 2009 and net income of $16,005,000, equal to $0.53 per share (diluted), in the first quarter of 2010.

•	revenue totaled $131,864,000 compared to revenue of $62,433,000 in the second quarter of 2009, and revenue of $113,781,000 in the first quarter of 2010.

Commenting on second quarter results, Bob Akins, Cymer’s chief executive officer, said, “Second quarter revenue increased 16 percent over the first quarter of 2010. The increase was attributable to higher light source sales, increased pulse utilization, a larger percentage of ArF pulses, and the first TCZ silicon crystallization tool sale. Customer adoption of OnPulse continued to increase, and we now have over 50 percent of our active installed base under OnPulse coverage. We are pleased with the selections of the XLR600ix for immersion lithography in all three chipmaking sectors and we shipped our first extreme ultraviolet (EUV) pilot source to ASML in April,” said Akins.

“This month, we announced the introduction of the world’s first field-selectable 30 to 50 watt KrF light source, the ELS 7010x. We also shipped our second EUV pilot source to ASML, and a second TCZ silicon crystallization tool to another display maker in Asia,” concluded Akins.

In the second quarter of 2010, the company shipped 30 light sources, of which 20 were ArF immersion and 10 were KrF. The company installed 30 light sources at chipmaker locations during the quarter. The company reported gross profit of $69.5 million for the second quarter of 2010, yielding a 53 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $38.3 million. In the second quarter, the company continued to increase its investment in EUV source development and commercialization. Total operating income was $31.2 million or approximately 24 percent of revenue. The second quarter effective tax rate was 32 percent. As of June 30, 2010, cash and investments totaled $154.0 million.

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CYMER REPORTS SECOND QUARTER 2010 OPERATING RESULTS	Page 2 of 6

Deep ultraviolet (DUV) bookings for the second quarter of 2010 totaled $139.6 million, resulting in a book-to-bill ratio of 1.09. Seventy one percent of the light source bookings in the second quarter were ArF immersion and 24 percent were KrF. The company ended the quarter with a DUV backlog of approximately $55.6 million, with ArF immersion light sources comprising approximately 90 percent of the value of sources in backlog.

Company Outlook

Commenting on the outlook, Akins stated, “Chipmakers in all three sectors continue to increase their technology and capacity investment in ArF immersion lithography as well as KrF capacity additions as they expand factory capability and utilization. We believe our Installed Base Products and DUV light sources are well positioned to capture an increased share of this investment. Our EUV investment is focused on ongoing performance improvement and delivery of additional pilot sources to ASML, integrating these sources into their EUV scanners, and ensuring field readiness to support sources at chipmaker sites, as well as beginning the initial design of our next generation EUV source for higher volume manufacturing.”

Based on information available at this time, Cymer is providing the following guidance for the third quarter of 2010:

•	Revenue to be in the range of $132 to $138 million.

•	Gross margin to be approximately 51 percent.

•	R&D expenses to be approximately $25 million.

•	SG&A expenses to be approximately $17 million.

•	The effective tax rate to be approximately 32 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, July 22, 2010, to discuss second quarter 2010 operating results and third quarter 2010 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the continuing increased adoption of OnPulse, the continuing increased investment in EUV source commercialization and development, the industry’s transition to EUV lithography and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

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CYMER REPORTS SECOND QUARTER 2010 OPERATING RESULTS	Page 3 of 6

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,300 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS SECOND QUARTER 2010 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product sales	$131,864	$62,319	$245,645	$118,614
Product sales - related party	—	114	—	318

Total revenues	131,864	62,433	245,645	118,932

Cost of revenues	62,373	38,311	119,338	73,269

Gross profit	69,491	24,122	126,307	45,663

Operating expenses:
Research and development	21,617	14,285	41,502	32,728
Sales and marketing	6,332	3,947	11,466	7,910
General and administrative	10,346	6,430	19,557	13,674
Restructuring	—	—	—	8,407

Total operating expenses	38,295	24,662	72,525	62,719

Operating income (loss)	31,196	(540)	53,782	(17,056)

Other income (expense):
Foreign currency exchange gain (loss)	(160)	455	(56)	(1,478)
Interest and other income	173	418	313	1,021
Interest and other expense	(139)	(90)	(316)	(853)

Total other income (expense) - net	(126)	783	(59)	(1,310)

Income (loss) before income tax expense (benefit)	31,070	243	53,723	(18,366)

Income tax expense (benefit)	9,858	452	16,654	(6,061)

Net income (loss)	$21,212	$(209)	$37,069	$(12,305)

Net loss attributable to noncontrolling interest in subsidiary	—	734	148	1,343

Net income (loss) attributable to Cymer, Inc.	$21,212	$525	$37,217	$(10,962)

Earnings (loss) per share:
Basic earnings (loss) per share	$0.71	$0.02	$1.25	$(0.37)

Weighted average common shares outstanding-basic	29,716	29,680	29,856	29,664

Diluted earnings (loss) per share	$0.70	$0.02	$1.23	$(0.37)

Weighted average common shares outstanding-diluted	30,127	29,845	30,194	29,664

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CYMER REPORTS SECOND QUARTER 2010 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$78,809	$118,381
Restricted cash	4,984	1,200
Short-term investments	75,231	62,895
Accounts receivable - net	114,380	76,792
Accounts receivable - related party	—	732
Inventories	202,966	185,077
Deferred and prepaid income taxes	48,035	45,689
Prepaid expenses and other assets	14,301	12,121

Total current assets	538,706	502,887
Property and equipment-net	102,066	106,755
Long-term investments	—	5,167
Deferred income taxes	29,652	26,998
Goodwill	8,833	8,833
Intangible assets-net	7,986	8,327
Other assets	5,200	5,951

Total assets	$692,443	$664,918

LIABILITIES
Current liabilities:
Accounts payable	$31,908	$21,756
Accounts payable - related party	127	9,284
Accrued warranty	11,985	16,640
Accrued payroll and benefits	22,726	16,434
Deferred and accrued income taxes	5,191	12,363
Deferred revenue	20,810	22,339
Accrued and other current liabilities	11,527	4,807

Total current liabilities	104,274	103,623
Accrued income taxes	14,612	11,562
Deferred revenue	681	525
Other liabilities	6,324	7,570

Total liabilities	125,891	123,280

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	43	43
Additional paid-in capital	607,788	598,314
Treasury stock at cost	(492,890)	(473,580)
Accumulated other comprehensive loss	(8,356)	(8,280)
Retained earnings	459,967	422,750

Total Cymer, Inc. stockholders’ equity	566,552	539,247
Noncontrolling interest	—	2,391

Total equity	566,552	541,638

Total liabilities and equity	$692,443	$664,918

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CYMER REPORTS SECOND QUARTER 2010 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months Ended June 30,
	2010	2009
Operating activities:
Net income (loss)	$37,069	$(12,305)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	9,789	11,672
Stock-based compensation	5,180	2,169
Bad debt expense	(696)	1,218
Excess tax benefits from stock option exercises	(1,370)	(42)
Provision for deferred income taxes	(3,669)	493
Loss on disposal or impairment of property and equipment	61	584
Change in assets and liabilities:
Restricted cash	(3,754)	—
Accounts receivable	(36,676)	16,637
Accounts receivable - related party	732	546
Inventories	(17,745)	18,358
Prepaid expenses and other assets	(1,434)	1,108
Income taxes receivable	—	(9,085)
Accounts payable	12,520	(4,071)
Accounts payable - related party	(9,157)	(763)
Accrued expenses and other liabilities	5,998	(20,959)
Deferred revenue	(1,362)	(1,173)
Income taxes payable and accrued income taxes	(3,895)	(2,146)

Net cash (used in) provided by operating activities	(8,409)	2,241

Investing activities:
Acquisition of property and equipment	(7,879)	(4,063)
Purchases of investments	(57,880)	(26,147)
Proceeds from sold or matured investments	50,659	22,329

Net cash used in investing activities	(15,100)	(7,881)

Financing activities:
Proceeds from issuance of common stock	3,017	1,360
Purchase of non-controlling interest	(1,456)	—
Repayment of convertible subordinated note	—	(140,722)
Excess tax benefits from stock option exercises	1,370	42
Repurchase of common stock into treasury	(19,310)	—

Net cash used in financing activities	(16,379)	(139,320)

Effect of exchange rate changes on cash and cash equivalents	316	(1,982)

Net decrease in cash and cash equivalents	(39,572)	(146,942)
Cash and cash equivalents at beginning of the period	118,381	252,391

Cash and cash equivalents at end of the period	$78,809	$105,449

Supplemental disclosure of cash flow information:
Interest paid	$196	$2,654

Income taxes paid	$24,143	$5,990

Supplemental disclosure of non cash operating, investing and financing activities:
Net (decrease) increase in acquisition of property and equipment included in accounts payable	$(2,268)	$330

Net (decrease) increase in in-transit proceeds from issuance of common stock	$(81)	$45

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